EXHIBIT 99.1

DHI Group, Inc. Names Art Zeile as new Chief Executive Officer
NEW YORK, New York, April 10, 2018 – DHI Group, Inc. (NYSE: DHX), a leading online career resource and talent acquisition platform for technology professionals and other select professional communities, today announced Art Zeile will join the Company as Chief Executive Officer, succeeding current CEO Michael Durney, effective today.
Mr. Zeile joins DHI with an extensive history in leading technology firms, including those focused on cloud computing, managed data centers and videconferencing services. Prior to joining DHI, Mr. Zeile was the co-founder and CEO of HOSTING, a company delivering secure, compliant and highly available cloud solutions to enterprise customers. Mr. Zeile has raised over $500 million in equity and debt capital and successfully delivered growth strategies for early stage companies, acquisition platforms and turnaround opportunities. Over the course of his career, Mr. Zeile has served on multiple boards, lending him a unique perspective on opportunities for public, and private, companies.
John Barter, Chairman of the Board, commented, “When we began the search for a new CEO, we had a long list of requirements needed to fill this critical role. Art satisfies all of these requirements and more. Our process was thorough and after meeting with many qualified candidates, it was Art’s extensive background with scaling technology companies from infancy to maturity, leadership through numerous acquisitions and divestitures, and experience driving revenue at a number of companies that confirmed he’s the best person to guide DHI into the next phase of its journey, and ultimately return the business to growth.”
“I’m honored to assume this important role at DHI at a time when the rapidly changing market is hungry for an innovative approach to next-generation recruitment solutions and tech professionals are eager for state-of-the-art career management tools,” said Art Zeile. “DHI’s strong foundation and focused strategy well positions the Company for a bright future and I look forward to leading, and contributing, to its future success.”
Mr. Durney will stay on in an advisory capacity through the end of April.

Inducement Grant Under NYSE Rule 303A.08
In connection with his employment, Mr. Zeile and the Company entered into an employment agreement which provides for, among other things, a grant of 1,750,000 time-based restricted shares of DHI’s common stock. 25% of the restricted shares will vest on April 10, 2019 and 6.25% of the restricted shares will vest on the first day of each calendar quarter thereafter. Mr. Zeile is also entitled to an award of 750,000 performance-based restricted stock units, which will be made in accordance with a performance-based restricted stock unit program created by the Company in consultation with Mr. Zeile by December 31, 2018. The Compensation Committee of the Company’s Board of Directors granted these awards as a material inducement to Mr. Zeile’s employment as Chief Executive Officer of the Company. The foregoing awards were not granted under the Company’s 2012 Omnibus Equity Award Plan but were instead granted under the employment inducement exemption provided under the NYSE listing standards. As a result, the awards did not require stockholder approval, and this information in this press release is being issued pursuant to applicable NYSE guidance.

Investor & Media Contact
Rachel Ceccarelli
Director of Corporate Communications
212-448-8288

About DHI Group, Inc.
DHI Group, Inc. (NYSE: DHX) is a leading provider of data, insights and employment connections through our specialized services for technology professionals and other select online communities. Our mission is to empower tech professionals and organizations to compete and win through expert insights and relevant employment connections. Employers and recruiters use our websites and services to source, hire and connect with the most qualified and highly-skilled tech professionals, while professionals use our websites and services to find ideal employment opportunities, relevant job advice and tailored career-related data. For over 25 years, we have built our Company on providing employers and professionals with career connections, news, tools and information. Today, we serve multiple markets located throughout North America, Europe, the Middle East and the Asia Pacific region. Find out more at www.dhigroupinc.com.
Forward-Looking Statements

This press release and oral statements made from time to time by our representatives contain forward-looking statements. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Forward-looking statements include, without limitation, information concerning our possible or assumed future results of operations. These statements often include words such as "may," "will," "should," "believe," "expect," "anticipate," "intend," "plan," "estimate" or similar expressions. These statements are based on assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to, our review of strategic alternatives from time to time, our ability to execute our tech-focused strategy, the review of potential dispositions of certain of our businesses and the terms and timing of any such transactions, competition from existing and future competitors in the highly competitive market in which we operate, failure to adapt our business model to keep pace with rapid changes in the recruiting and career services business, failure to maintain and develop our reputation and brand recognition, failure to increase or maintain the number of customers who purchase recruitment packages, cyclicality or downturns in the economy or industries we serve, the uncertainty surrounding the United Kingdom's future departure from the European Union, including uncertainty in respect of the regulation of data protection and data privacy, failure to attract qualified professionals to our websites or grow the number of qualified professionals who use our websites, failure to successfully identify or integrate acquisitions, U.S. and foreign government regulation of the Internet and taxation, our ability to borrow funds under our revolving credit facility or refinance our indebtedness and restrictions on our current and future operations under such indebtedness. These factors and others are discussed in more detail in the Company's filings with the Securities and Exchange Commission (the "SEC"), all of which are available on the Investors page of our website at www.dhigroupinc.com, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017 to be filed with the SEC, under the headings "Risk Factors," "Forward- Looking Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."